RUDDICK CORPORATION
               SENIOR OFFICERS INSURANCE PROGRAM
                         PLAN DOCUMENT
                              AND
                    SUMMARY PLAN DESCRIPTION




     Ruddick Corporation (the "Company") desires to help certain key employees selected by it, and who desire to participate, ("Employees" or, each, an "Employee") provide life insurance protection for their families. The terms and conditions upon which such insurance protection will be provided shall be set forth in this Plan Document and Summary Plan Description (the "Plan Document") and in a "Senior Officers Insurance Program Agreement" (the "Agreement") between the Company and the owner of the life insurance policy who may be the Employee or a third-party (the "Owner"). Each Employee shall enter into an agreement with the Company (the "Agreement") which, among other things, will designate the Owner, and unless inconsistent with the Plan Document, the terms and conditions of each Employee's Agreement shall control the operation and administration of the Senior Officers Insurance Program (the "Program") with respect to such Employee.

     1.   Application for Insurance: Ownership of the Policy.

          (a) The Owner shall apply to an insurance company (the "Insurer") for issuance of a life insurance policy (the "Policy") insuring the Employee's life (or the lives of the Employee and his or her spouse) in such amount as determined by the Company. The Owner shall be the sole owner of the Policy and, subject to the Agreement and the collateral assignment to be executed in favor of the Company (the "Collateral Assignment"), may exercise all ownership rights which the Policy grants to the policy owner. Notwithstanding anything herein to the contrary, the Company's obligations under the Agreement are conditioned on issuance of the Policy upon such underwriting classification and premium amount as are acceptable to the Company in the exercise of its sole and absolute discretion.

          (b) The Owner recognizes that if the Employee made any material misrepresentation on the policy application that would have resulted in a different classification or rating or in insurance not being accepted, a claim for benefits under the Policy may be denied. The Owner also recognizes that if, during the first two years the Policy is in force, the Employee dies as a result of suicide, death benefits will not be paid under the Program. The Owner further recognizes that any other events and conditions which affect the benefit under the Policy will have a similar effect under the Program.

     2.   Payment of Premiums.

          (a) Subject to subsection 2(c) below, the Company and the Owner shall each pay a portion of each premium due on the Policy as hereinafter set forth. Except as otherwise specifically arranged, each premium on the Policy shall be paid by the Company as it becomes due. Following each premium payment by the Company, the Owner shall reimburse the Company for a portion of the premium paid by the Company. The amount of the reimbursement shall be calculated as provided in the Agreement.

          (b) Notwithstanding the foregoing, during the term of the Agreement the Company shall pay a portion of the annual premium for the number of years stated in a schedule to the respective Agreement. If the Policy insures the lives of the Employee and his or her spouse and if the Employee dies while premiums are still due under the Policy, the Company shall continue to pay the premiums when due until the later to occur of the date the Employee would have attained age sixty-five (65) or the beginning of the 16th Policy year following the initial date of the Policy. The Company's responsibilities to pay premiums under this subsection 2(b) shall be subject to the further provisions of Section 5 of this Plan Document.

          (c) In the event the Company is not obligated to pay a portion of the premium on the policy for any policy year during the term of the Agreement, the Owner shall pay such premium in cash, and such cash payments will reduce the Company's Policy Interest (as defined in subsection 4(a)).

     3. Collateral Assignment. To secure the Owner's reimbursement of the amount of premiums the Company pays on the Policy pursuant to the Agreement, the Owner shall, promptly upon issuance of the Policy, assign and deliver the Policy to the Company as collateral (the "Collateral Assignment"). Such Collateral Assignment shall be in such form as the Company requires and shall grant to the Company the limited rights in and to the Policy specified therein. All rights in and to the Policy not granted to the Company by the Collateral Assignment or the respective Agreement, including but not limited to the right to designate and change the beneficiary of that portion of the Policy proceeds to which the Owner is entitled hereunder, shall be retained by the Owner. The Collateral Assignment is intended only to grant to the Company a security interest in the Policy and this security interest shall not be interpreted in any way to include any incidents of ownership, except as provided in the Agreement and/or the Collateral Assignment. Such Collateral Assignment shall not be canceled, altered or amended except as provided in the Agreement by both parties. The Company and the Owner agree to take all action necessary to cause such Collateral Assignment to conform to the provisions of the Agreement and this Plan Document.

     4.   Policy Interests.

          (a) Company's Policy Interest. In the event of the surrender or cancellation of the Policy, the Company's interest in the Policy is limited to its right to recover a portion


                                       2

     of the cash value equal to the cumulative amount of premiums on the Policy paid by the Company other than funds reimbursed to it by the Owner. Upon the death of the Employee (or the last insured under a second to die policy), the Company's interest in the Policy's death benefit is an amount equal to the cumulative amount of premiums on the Policy paid by the Company other than funds reimbursed to it by the Owner. The Policy interests described in this subsection 4(a) shall be referred to as the "Company's Policy Interest."

          (b) The Owner's Policy Interest. In the event of the surrender or cancellation of the Policy, the Owner's interest in the Policy shall be the total Policy cash value, reduced by the Company's interest under the Collateral Assignment as described in subsection 4(a) hereof. When death proceeds become payable under the Policy, the beneficiary's interest in the Policy's death benefit is the Policy's total death benefit reduced by the cumulative amount of premiums on the Policy paid by the Company other than funds reimbursed to it by the Owner as described in subsection 4(a) hereof. Because the Policy is a variable life insurance contract, the Owner has the responsibility and right under the terms of the Policy to direct the investment of the cash value among various investment sub-accounts as provided in the Policy. It is agreed, however, that the Owner shall exercise such rights only as shall be agreed between the Owner and the Company. The Policy interests described in this subsection 4(b) shall be referred to as the "Owner's Policy Interest."

     5. Termination of Agreement. The Agreement shall terminate (and the Company's obligation to pay a portion of the premiums pursuant to Section 2 hereof) shall cease upon any of the events described in subsections 5 (a) through (g) below:

          (a) Failure to Pay Premiums. The Agreement will terminate if the Owner fails to either timely pay its share of a premium or to reimburse the Company for its share of a premium pursuant to Section 2 hereof.

          If the Agreement is not sooner terminated by the Owner's failure to pay premiums pursuant to subsection 5(a), the Agreement shall terminate upon events as further described in subsection 5(b) through 5(g), as follows:

          (b)  Attained Age for Normal Retirement   In the case
     of an Employee who terminates employment with the Company in a Normal Retirement, or who attains the age for Normal Retirement but elects to continue in the employment of the Company, the Agreement will terminate upon the later of the date the Employee attains age sixty-five (65) or at the beginning of the sixteenth (16th) Policy year following the initial date of the Policy, provided that the termination was not a Termination of Employment For Cause.

          (c) Early Retirement. In the case of an Employee who terminates employment with the Company in an Early
     Retirement, the Agreement will terminate upon the later of the date the Employee attains age sixty (60) or at the beginning of the sixteenth (16th)


                                        3

     Policy year following the initial date of the Policy, provided the termination was not a Termination of Employment For Cause.

          (d) Termination of Employment For Cause after Qualifying for Normal Retirement or Early Retirement. In the case of an Employee whose employment with the Company terminates because of a Termination of Employment For Cause after qualifying for Normal Retirement or Early Retirement, the Agreement will terminate upon such termination of employment.

          (e) Termination of Employment Before Qualifying for Early Retirement. In the case of an Employee whose employment with the Company terminates before the Employee qualifies for Early Retirement for any reason other than the Employee's Disability or following a Change of Control, the Agreement will terminate upon such termination; provided, however, that in its sole and absolute discretion, the Administrative Committee may elect to continue the Agreement.

          (f) Termination Due to Disability. In the case of an Employee whose employment with the Company is terminated due to Disability, the Agreement will terminate upon the later of the date the Employee attains age sixty-five (65) or at the beginning of the sixteenth (16th) Policy year following the initial date of the Policy.

          (g)  Termination as a Result of a Change of Control.
     In the case of an Employee whose employment with the Company is terminated as a result of a Change of Control, the Agreement will terminate upon the later of the date the Employee attains age sixty-five (65) or at the beginning of the sixteenth (16th) Policy Year following the initial date of the Policy.

     For purposes of the Plan Document and Agreements, the following definitions shall apply:

                         (i) Normal Retirement. "Normal Retirement" means termination of employment with the Company on or following the date the Employee attains age sixty (60).

                        (ii) Early Retirement. "Early Retirement" means termination of employment with the Company on or following the date the Employee attains age fifty-five
          (55) with ten (10) years of service with the Company.

                       (iii) Disability. "Disability" means "total disability" as defined in the Company Group Long-Term Disability Plan; provided, however, that if at the time of determination of Disability the Company does not sponsor such Plan, Disability shall mean the complete inability to perform the normal duties of the Employee's job during the first twenty-four (24) months after commencement of Disability; thereafter,
          Disability means the inability to engage in any gainful occupation for which the Employee is reasonably fitted by virtue of education, training or experience.




                                        4

                        (iv)  Termination of Employment For Cause.
          "Termination Of Employment For Cause" shall mean the termination of the Employee's employment with the Company for any one or more of the following reasons:
          (a) embezzlement or theft from the Company or an affiliate, or other acts of dishonesty or disloyalty injurious to the Company or an affiliate; (b) use by the Employee of alcohol, drugs, narcotics, or other controlled substances to such an extent that the Employee's ability to perform his duties as an employee of the Company or an affiliate is materially impaired;
          (c) disclosing without authorization proprietary or confidential information of the Company or an affiliate; (d) committing any act of gross negligence or gross malfeasance; or (e) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states. The determination of whether there has been a termination for cause shall be made by the Company's Administrative Committee; provided that, if the terminated Employee is a member of the Administrative Committee, he shall not participate in the determination.

                         (v) Change of Control. A "Change of Control" means (i) the adoption of a plan of merger or consolidation of the Company with any other company or association as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company; (iii) in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities
          Exchange Act of 1934, other than a person, or group including a person, who beneficially owned, as of January 1, 1998, more than 6.5% of the Company's voting capital stock; or (iv) the failure of the majority of the Board of Directors to consist of directors who are "continuing directors", where "continuing director" means (a) a director who at two years before the determination date was a director, and (b) any new director whose nomination was approved by two-thirds
          (2/3) of the directors who qualify under category (a).

                        (vi) Administrative Committee. "Administrative Committee" means the Compensation and Special Stock
          Option Committee of the Board of Directors.

     6. Recovery of the Company's Interest. If the Agreement terminates as provided in Section 5, the Owner shall have the right to pay to the Company within sixty (60) days following the date of such termination an amount equal to the total of all the premiums paid by the Company pursuant to Section 2 other than premiums previously reimbursed to it by the Owner. Upon receipt of such amount, the Company shall promptly execute and deliver to the Owner an appropriate instrument releasing any and all rights of the Company under the Collateral Assignment so that all rights under the Policy thereafter inure to the Owner. If the Owner fails to



                                       5

timely repay the Company such amount, the Company shall refund to the Owner any payment made by the Owner to the Company or the Insurer for the unexpired portion of the premium payment period in which the termination of the Agreement occurred, and thereafter the Owner promptly shall execute any and all instruments required to vest sole ownership of the Policy in the Company. The Owner shall thereafter have no further interest in the Policy and will be deemed to have satisfied all of its obligations for the repayment of any and all of the Company's Policy Interest.

     7.   Assignment.

          (a) The Owner may at any time transfer or assign its interest in the Policy as described in subsection 4(b) and its rights and obligations under the Agreement to a third party or parties (the "Transferee"). Any such transfer shall be valid and effective as of the date the Owner provides written notice of the transfer or assignment signed by the Owner and the Transferee and stating that such Transferee agrees to be bound by the terms of the Agreement, and, to the extent applicable, to the Plan Document. Upon any such transfer, all of the Owner's interest in the Policy and rights and obligations under the Agreement and the Collateral Assignment shall be vested in the Transferee, who shall be substituted for the Owner as a party or parties hereto, and the Owner shall have no further interest in the Policy or rights under the Agreement or this Plan Document.

          (b) The Company may assign its rights, interest and obligations under the Agreement by providing written notice of such assignment to the Owner; provided, however, any such assignment shall be subject to the terms of the Agreement; and provided further, however, the Company shall remain liable to discharge its obligations under the Agreement.

     8. Liability of Insurer. The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. The Insurer shall be entitled to rely exclusively on a statement by the Company as to the determination of the parties' respective interests in the Policy. The Insurer shall in no way be bound by or be deemed to have notice of the provisions of the Agreement.

     9. Entire Agreement; Amendment and Termination. The Agreement and the Collateral Assignment, any written amendments thereto and this Plan Document contain all the terms and provisions of the parties' rights and obligations relating to the subject hereof and shall constitute the entire agreement of the parties, any other alleged terms or provisions being of no effect. In the event that any provision in an Agreement or Collateral Assignment is inconsistent with this Plan Document, the provisions of this Plan Document shall control. Prior to a Change of Control (as defined in subsection 5(v)), the Company retains the right to amend or terminate the Plan Document and Agreement at any time for any reason. After a Change of Control, neither the Agreement nor the Collateral Assignment may be amended, modified or terminated except by a written instrument signed by all parties to the Agreement and if not a party to the Agreement, by the Employee.




                                        6

     10. Binding Effect. The Agreement is binding upon and inures to the benefit of the Company, its affiliates and any successors or transferees, the Employee, if a party to the Agreement, and the Owner (and their respective heirs, executors, administrators, transferees, successors and assigns), and any Policy beneficiary.

     11. Merger or Consolidation. In the event of a merger or a consolidation by Company with another corporation as described in subsection 5(v)(i), or the acquisition of substantially all of the assets or outstanding stock of Company by another corporation as described in subsection 5(v)(ii), then and in such event the obligations and responsibilities of the Company under the Agreement and Plan Document shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of the Owner under the Agreement and Plan Document shall continue.

     12. No Employment Agreement. The Agreement is not an employment agreement nor does it in any way guarantee continued employment with the Company. Nothing in the Agreement changes or in any way affects the right of the Employee's employer to alter or terminate the Employee's employment.

     13. No Guarantee of Any Particular Tax Results. Neither the Company nor any of its agents, consultants or advisors guarantee any particular income tax or transfer tax treatment of the Agreement and the Policy. While the Agreement is in effect the Employee is subject to income taxation each year based on the value of the economic benefit attributable to the life insurance protection provided under the Agreement, less any amounts reimbursed to the Company by the Owner. The Employee has been advised of the tax risks associated with the Employee's accession to the cash value of such policy and accepts such risks.
Although the Policy is designed not to be or become a Modified Endowment Contract ("MEC"), as defined in Section 7702A of the Internal Revenue Code of 1986, as amended, it may nevertheless be or become a MEC. Under a MEC, cash withdrawals and Policy loans are taxed to the extent there are earnings in the policy, and may be subject to an additional excise tax. The preceding content of this Section 13 is a brief summary of some but not all of the tax statutes and regulations regarding possible tax attributes of the Agreement and the Policy, and may be subject to change and interpretation. The Employee and the Owner have been advised to seek competent, independent financial and tax counsel.

     14. The Employee's Interest Is Exempt from Creditors (to the Extent Permitted by Law). To the extent enforceable under applicable law, neither the Employee's nor the Owner's interest in the Policy and the Agreement nor any part thereof is subject in any manner to (i) any claims of any creditor of the Employee, the Owner or the Company, (ii) the debts, contracts, liabilities or torts of the Employee, the Owner or the Company, or (iii) voluntary or involuntary transfer to, on behalf of, or on account of any creditor of the Employee, the Owner or the Company. If any person or entity attempts to take any action contrary to this Section and if this Section is enforceable under applicable law, such action will have no effect, and the Company, the Employee and the Owner will disregard the action, will not in any manner be bound by it, and will not incur any liability on account of it or the disregard of it.




                                        7

     15. Miscellaneous. Where appropriate in the Agreement, words used in the singular shall include the plural, and words used in masculine shall include the feminine or neuter. The Agreement and all rights hereunder are governed by ERISA and, to the extent that state law is applicable, the laws of the State of North Carolina shall govern the Agreement.

                         ERISA MATTERS

                      General Information

     The following provisions of the Program are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Program is a "welfare plan" under ERISA. This document and the Agreements (including the Schedules) constitutes a plan document and a summary plan description under ERISA.

          (a)  The Plan Name:  Ruddick Corporation Senior
     Officers Insurance Program.

          (b)  Plan Number:   510

          (c)  Plan Year-End: December 31st

          (d)  Plan Sponsor:              Ruddick Corporation
                              2000 Two First Union Center
                              Charlotte, North Carolina 28282
                              Phone 704-372-5404
                              IRS Employer Identification Number:
                              56-0905940

          (e)  Plan Administrator:  Ruddick Corporation

          (f) Agent for Service of Legal Process: The Secretary of Ruddick Corporation. Service of process may also be made on the Plan Administrator.

          (g)  The Named Fiduciary:  Company

          (h)  Eligibility Requirements:  Any Senior Vice
     President or more senior officer of the Company or a designated affiliate, as designated by the Board of Directors of the Company.

          (i) Funding Policy: The Company and the Owner remit all premiums on the Policy when due.

          (j) Benefit Payments: The Insurer pays all benefits under the Agreement, with those benefits in turn being based on the payment of premiums by the Company and the Owner.





                                       8

          (k) Claims Procedures: For claims procedure purposes, the "Claims Manager" shall be the Secretary of the Company.

                         (i) If for any reason a claim for benefits under the Agreement is denied by the Company, the Claims manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Agreement on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                    (A)  The claimant's claim shall be deemed
               filed when presented orally or in writing to the Claims Manager.

                    (B)  The Claims Manager's explanation shall
               be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

                        (ii) The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

                       (iii) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan
          Document and Agreement on which the decision is based.
          If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.




                                        9

                   Statement of ERISA Rights

     As a participant in The Ruddick Corporation Senior Officers
Insurance Program you are entitled to certain rights and protections under the Employee Retirement Income Security Act of
1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

          --Examine, without charge, at the plan administrator's office, all plan documents, including insurance contracts and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions, if any.

          --Obtain copies of all plan documents and other plan information upon written request to the plan administrator.
     The administrator may make a reasonable charge for the copies.

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.